EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:

Michael W. Rogers	Robin L. DeCarlo
Exec. VP and Chief Financial Officer	Sr. Manager, Corp. Communications

INDEVUS ANNOUNCES AGREEMENT FOR SATURN PHARMACEUTICALS

TO ACQUIRE MARKETING

RIGHTS TO SANCTURA® FROM ODYSSEY PHARMACEUTICALS

Indevus Signs Amendment and Consent Agreement and Receives Enhanced Economic Terms

Investor Conference Call Planned for May 16, 2005, 9:00 A.M. Eastern Time

LEXINGTON, MA, May 16, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it agreed to consent to the acquisition by Saturn Pharmaceuticals, Inc. of the rights to market SANCTURA from Odyssey Pharmaceuticals, Inc., a subsidiary of Pliva d.d. Under the terms of the Amendment and Consent, certain provisions of Indevus’ License, Commercialization and Supply Agreement, originally with Odyssey (the “Agreement”), have been amended.

Saturn Pharmaceuticals is a pharmaceutical sales and marketing organization recently formed by Richard J. Lane, former chief executive officer of Andrx Corporation and former president of the Worldwide Medicines Group at Bristol-Myers Squibb Company. Saturn is being funded and supported by two leading private equity firms, New Enterprise Associates (“NEA”) and Domain Partners.

The amended Agreement, which will be effective on the closing of the sale of SANCTURA, includes several changes to the economic terms previously in place between Indevus and Odyssey. Under the agreement with Saturn, royalties payable to Indevus on net sales of SANCTURA will increase. In addition, Indevus will now be entitled to receive guaranteed minimum royalties during the first three years. The annual sales force reimbursement due to Indevus will also increase and Indevus will now be entitled to a fourth year of reimbursement under the Agreement. Saturn has also granted Indevus the right to co-promote one of Saturn’s future products on terms to be negotiated. Indevus has granted Odyssey the right to assign its rights and obligations under the Agreement to Saturn and to waive the minimum detail and sales force requirements provision of the Agreement for Saturn in order to allow Saturn to approach the overactive bladder marketplace with a more focused and streamlined sales force.

The core structure of the Odyssey Agreement remains unchanged. Both Saturn and Indevus will continue to co-promote SANCTURA, Saturn will continue to fully fund Indevus’ development of SANCTURA XR™ through milestone payments, Indevus will continue to be responsible for manufacturing and supplying SANCTURA to Saturn at cost, Saturn will continue to reimburse Indevus for third party royalties due on net sales of SANCTURA and Saturn will be responsible for all advertising, promotion, and distribution costs.

“We are very excited by the opportunity to work with Rick Lane and Saturn on expanding the market for SANCTURA and paving the way for SANCTURA XR,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “We had three fundamental criteria for consenting to the sale of SANCTURA by Odyssey. First, we had to be convinced that the acquiring company had the appropriate strategic vision for SANCTURA and the financial commitment and resources to implement that vision. Rick’s past experience in guiding the launch and growth of multiple major pharmaceutical brands, the orientation of Saturn as a urology-focused company built around SANCTURA and SANCTURA XR, and the experience and strength of Saturn’s investors at NEA and Domain were important factors in our decision.

“Second, we had a requirement for improving the economic terms for Indevus in our co-promotion and licensing agreement,” said Dr. Cooper. “We are pleased that we have been able to significantly enhance the overall economics of our original agreement with Odyssey. For example, our guaranteed sales force subsidy has increased from $7.68 million per year to $8.75 million per year through December 2007 and an additional subsidy of $4.375 million now extends our participation the launch of SANCTURA XR through December 2008. Also, our royalty rate has been increased and the tiered sales threshold levels for royalties have been lowered significantly. Going forward, after payment of third party royalties, the net royalty rates to Indevus now start at 15% and rise to 20%. Because of the reduction in royalty sales tiers, we now achieve our top royalty tier of 20% for all annual net sales exceeding $125 million. In addition, Indevus will now receive minimum royalties from Saturn for the first three years from the closing of this transaction. Specifically, the minimum royalties are $5.625 million in year one, $7.875 million in year two, and $10.5 million in year three. Finally, Saturn will continue to fund the development of the SANCTURA XR program through the payment of development, NDA filing, and NDA approval milestones aggregating $45 million, of which $10 million will be due on the initiation of Phase III trials, which we expect to begin this summer. The longer-term commercialization milestone of $20 million relating to SANCTURA XR also remains intact.

“Third, we had a desire to forge a strategic relationship with the new partner that would extend beyond SANCTURA and help advance our strategy of building a strong urology franchise,” Dr. Cooper continued. “To that end, Saturn has granted to Indevus the right, at Indevus’ option, to co-promote an additional future urology product which will allow us to further utilize the potential of our highly-effective 85 person urology sales force. When we couple this co-promotion right with our intent to license and co-promote additional products for urology indications, we are encouraged about our potential for growth and profitability in the future.”

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including termination or expiration of the Hart Scott Rodino waiting period and other conditions. It is currently expected that the closing of the transaction will occur by June 30, 2005. Prior to the closing, Saturn will be working with Odyssey, under a transition services agreement, and with Indevus to ensure a smooth transition between the companies and continuity for the SANCTURA brand.

Conference call and web cast

The Company will hold a conference call and we cast to discuss these results at 9:00 AM eastern time on May 16, 2005. The live call may be accessed by dialing 888-396-2298 from the U.S. and Canada, and 617-847-8708 from international locations. The participant passcode is 17500498. A replay of the call will be available beginning at 11:00 AM on May 16, 2005 and lasting until 12:00 AM on June 15, 2005. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 56711409.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 20 days following the live call.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology and infectious diseases. The Company currently markets SANCTURA® for overactive bladder and has multiple compounds in clinical development, including PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, pagoclone for stuttering, aminocandin for systemic fungal infections, and IP 751 for interstitial cystitis.

SANCTURA® is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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